AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 2009
REGISTRATION No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TELUS CORPORATION
(Exact name of Registrant as specified in its charter)

British Columbia, Canada (Province or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No., if applicable)
Floor 8, 555 Robson Street
Vancouver, British Columbia V6B 3K9, Canada
(604) 697-8044
(Address and telephone number of Registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 590-9200
(Name, address (including zip code) and telephone number
(including area code) of agent for service in the United States)

Copies to:

Phyllis G. Korff Richard B. Aftanas Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square, New York, NY 10036 (212) 735-3000	Audrey T. Ho TELUS Corporation Floor 8, 555 Robson Street, Vancouver, British Columbia V6B 3K9, Canada (604) 697-8044	Kathleen L. Keller-Hobson Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario M5X 1A4 Canada (416) 863-1200

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
British Columbia, Canada
(Principal jurisdiction regulating this offering)
It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☑	at some future date (check the appropriate box below).

1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☑	after the filing of the next amendment to this Form (if preliminary material is being filed).
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.   ☑
CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities	Amount to be	Offering Price	Aggregate	Amount of
to be Registered	Registered(1)	Per Unit(1)(2)	Offering Price(1)(2)	Registration Fee
Debt Securities (3)
Preferred Shares (4)
Non-Voting Shares (including the associated Series B rights) (5)
Common Shares (including the associated Series A rights) (6)
Warrants to Purchase Preferred Shares, Non-Voting Shares or Common Shares (7)
Warrants to Purchase Debt Securities (8)
Share Purchase Contracts (9)
Share Purchase or Equity Units (9)
Total	US$ 3,640,334,911 (10)(11)	100%	US$ 3,640,334,911	US$ (11)

(1)	An indeterminate number of or aggregate principal amount of the securities are being registered as may at various times be issued at indeterminate prices, with an aggregate public offering price not to exceed Cdn $4,000,000,000, or the equivalent thereof in one or more currencies.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(o) under the Securities Act of 1933, as amended.

(3)	There is being registered hereunder an indeterminate principal amount of Debt Securities as may be sold from time to time. An indeterminate number of Debt Securities may also be issued upon exercise of Warrants. Includes Debt Securities which may be purchased by underwriters to cover over-allotments, if any.

(4)	There is being registered hereunder an indeterminate number of Preferred Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Preferred Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Preferred Shares which may be purchased by underwriters to cover over-allotments, if any.

(5)	There is being registered hereunder an indeterminate number of Non-Voting Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Non-Voting Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Non-Voting Shares which may be purchased by underwriters to cover over-allotments, if any. The Series B Rights are attached to, and trade with, the Non-Voting Shares. The value attributable to the rights, if any, is reflected in the market price of the Non-Voting Shares.

(6)	There is being registered hereunder an indeterminate number of Common Shares as from time to time may be issued at indeterminate prices. An indeterminate number of Common Shares may also be issued upon exercise of Warrants or settlement of the Share Purchase Contracts or Share Purchase Units. Includes Common Shares which may be purchased by underwriters to cover over-allotments, if any. The Series A Rights are attached to, and trade with, the Common Shares. The value attributable to the rights, if any, is reflected in the market price of the Common Shares.

(7)	There is being registered hereunder an indeterminate number of Warrants to purchase Preferred Shares, Non-Voting Shares or Common Shares as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Preferred Shares, Non-Voting Shares or Common Shares which may be purchased by underwriters to cover over-allotments, if any.

(8)	There is being registered hereunder an indeterminate number of Warrants to purchase Debt Securities as from time to time may be issued at indeterminate prices. Includes Warrants to purchase Debt Securities which may be purchased by underwriters to cover over-allotments, if any.

(9)	Each Share Purchase Unit consists of (i) a Share Purchase Contract, under which the holder, upon settlement, will purchase an indeterminate number of Preferred Shares, Non-Voting Shares or Common Shares and (ii) a beneficial interest in either Debt Securities or debt obligations of third parties, including U.S. Treasury securities. Each beneficial interest will be pledged to secure the obligation of such holder to purchase such Preferred Shares, Non-Voting Shares or Common Shares. No separate consideration will be received for the Share Purchase Contracts or the related beneficial interests.

(10)	Reflects the U.S. dollar equivalent of any such securities denominated in Canadian dollars based on the Bank of Canada noon rate of Cdn$1.0988 = US$1.00 on August 11, 2009.

(11)	This Registration Statement includes US$2,806,623,632 of securities previously registered on Registration Statement No. 333-145107, filed on August 3, 2007, US$1,388,007,202 of Debt Securities, Preferred Shares, Non-Voting Shares and Common Shares previously registered on Registration Statement No. 333-127577, filed on August 16, 2005, Registration Statement No. 333-106107, filed on June 13, 2003, and Registration Statement No. 333-13492, filed on May 10, 2001. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, the registration fee has previously been paid and is being offset against the total registration fees due for this Registration Statement. Accordingly, no fee is due at this time.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

No securities regulatory authority has expressed an opinion about the securities and it is an offence to claim otherwise.

A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purposes of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

This short form base shelf prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about the securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of the securities.

Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of documents incorporated by reference herein may be obtained on request without charge from the Senior Vice President, Chief General Counsel and Corporate Secretary of TELUS at 3777 Kingsway, Burnaby, British Columbia, V5H 3Z7 (telephone 604.697.8029) and are also available electronically on the System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators (“SEDAR”) at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	August 13, 2009

TELUS Corporation

$4,000,000,000

Debt Securities
Preferred Shares
Non-Voting Shares
Common Shares
Warrants to Purchase Equity Securities
Warrants to Purchase Debt Securities
Share Purchase Contracts
Share Purchase or Equity Units

TELUS Corporation (“TELUS” or the “Company”) may offer and issue from time to time any bonds, debentures, notes or other evidences of indebtedness of any kind, nature or description (“Debt Securities”), preferred shares, non-voting shares and common shares (the “Equity Securities”), warrants to purchase Equity Securities and warrants to purchase Debt Securities (the “Warrants”), share purchase contracts and share purchase or equity units (all of the foregoing, collectively, the “Securities”) of up to $4,000,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable (i) in the case of Debt Securities, the specific designation, aggregate principal amount, the currency or the currency unit for which the Debt Securities may be purchased, the maturity, interest provisions, authorized denominations, offering price, covenants, events of default, any terms for redemption or retraction, any exchange or conversion terms, whether the debt is senior or subordinated and any other terms specific to the Debt Securities being offered; (ii) in the case of Equity Securities, the designation of the particular class and series, the number of shares offered, the issue price, dividend rate, if any, and any other terms specific to the Equity Securities being offered; (iii) in the case of Warrants, the designation, number and terms of the Equity Securities or Debt Securities purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iv) in the case of share purchase contracts, the designation, number and terms of the Equity Securities to be purchased under the share purchase contract, any procedures that will result in the

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adjustment of these numbers, the purchase price and purchase date or dates of the Equity Securities, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (v) in the case of share purchase or equity units, the terms of the component share purchase contract and Debt Securities or third party obligations, any requirements of the purchaser to secure its obligations under the share purchase contract by the Debt Securities or third party obligations and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

TELUS has filed an undertaking with each of the securities commissions or similar regulatory authorities in Canada that it will not distribute Securities that, at the time of distribution, are novel specified derivatives or novel asset-backed securities, without pre-clearing with the applicable regulator the disclosure to be contained in the Prospectus Supplement pertaining to the distribution of such Securities.

For the purpose of calculating the Canadian dollar equivalent of the aggregate principal amount of Securities issued under this Prospectus from time to time, Securities denominated in or issued in, as applicable, a currency (the “Securities Currency”) other than Canadian dollars will be translated into Canadian dollars at the date of issue of such Securities using the Bank of Canada noon rate of exchange of Canadian dollars with the Securities Currency in effect as of noon (Toronto time) on the date of issue of such Securities.

TELUS is incorporated under the laws of the Province of British Columbia. It maintains its registered office at Floor 21, 3777 Kingsway, Burnaby, British Columbia, V5H 3Z7 and its executive office at Floor 8, 555 Robson Street, Vancouver, British Columbia, V6B 3K9.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States, to prepare this Prospectus in accordance with the disclosure requirements of Canada. Prospective investors in the United States should be aware that such requirements are different from those of the United States. The financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing standards, and, thus, may not be comparable to financial statements of United States companies.

Prospective investors should be aware that acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein.

The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely by the fact that TELUS is incorporated or organized under the laws of the Province of British Columbia, that some or all of its officers and directors may be residents of Canada, that some or all of the underwriters or experts named in the registration statement may be residents of Canada, and that all or a substantial portion of the assets of TELUS and said persons may be located outside the United States.

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Company may offer and sell Securities to or through underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers or agents involved in the sale of such Securities and the compensation of any such underwriters, dealers or agents. The common shares and the non-voting shares of TELUS are listed on the Toronto Stock Exchange under the symbols “T” and “T.A.”, respectively, and the non-voting shares of TELUS are also listed on the New York Stock Exchange under the symbol “TU”. Unless otherwise specified in the applicable Prospectus Supplement, Securities other than the common shares and non-voting shares of TELUS will not be listed on any securities exchange.

The offering of Securities hereunder is subject to approval of certain legal matters on behalf of TELUS by Bennett Jones LLP, Toronto, Ontario and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

ii

Unless the context otherwise indicates, references in this Prospectus to “TELUS” or the “Company” are references to TELUS Corporation, its consolidated subsidiaries and predecessor companies.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents of the Company, which have been filed by the Company with the securities commissions or similar regulatory authorities in each of the provinces of Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form of the Company dated March 13, 2009 for the year ended December 31, 2008;

(b)	the audited consolidated financial statements of the Company as at and for the years ended December 31, 2008 and 2007 (the “Annual Financial Statements”) together with the report of the auditors thereon and the notes thereto;

(c)	Management’s Discussion and Analysis of financial results for the year ended December 31, 2008;

(d)	the unaudited interim consolidated financial statements of the Company as at and for the three-month and six-month periods ended June 30, 2009 and June 30, 2008 together with the notes thereto;

(e)	Management’s Discussion and Analysis of financial results for the three-month and six-month periods ended June 30, 2009; and

(f)	the Information Circular dated March 13, 2009 prepared in connection with the Company’s annual meeting held on May 7, 2009.

Any documents of the types referred to above, and similar material, together with any material change reports (excluding confidential reports), business acquisition reports filed by the Company pursuant to the requirements of securities legislation of any province of Canada, and any other disclosure document which the Company has filed pursuant to an undertaking to a securities regulatory authority of any province of Canada, in each case, after the date of this Prospectus and prior to the date on which this Prospectus ceases to be effective, shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent indicated in any Report on Form 6-K filed with the United States Securities and Exchange Commission (the “SEC”) or in any Report on Form 40-F filed with the SEC, any information included therein shall be deemed to be incorporated by reference in this Prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of such a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

Upon a new annual information form and the related audited annual financial statements being filed by the Company with and, where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous audited annual financial statements and all unaudited interim financial statements, and the accompanying Management’s Discussion and Analysis, and material change reports filed prior to the commencement of the Company’s financial year in which the new annual information form is filed, and information circulars and business acquisition reports filed prior to the commencement of the Company’s financial year in respect of which the new annual information form is filed, shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon unaudited interim financial statements and the accompanying Management’s Discussion and Analysis being filed with the applicable securities regulatory authorities during the currency of this Prospectus, all unaudited interim financial statements and the accompanying Management’s Discussion and Analysis filed prior to the new interim financial statements will be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder. Upon the Company filing an information circular in connection with an annual general meeting, the information circular filed in connection with the previous annual general meeting (unless such information circular also related to a special meeting) will be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of the Securities hereunder.

In addition to its continuous disclosure obligations under the securities laws of the provinces of Canada, TELUS is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the SEC. Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. Such reports and other information, when filed by TELUS in accordance with such requirements, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549. Copies of such material can be obtained at prescribed rates from such public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C., 20549. In addition, such materials are also available to the public on the SEC’s website at www.sec.gov. Certain securities of TELUS are listed on The New York Stock Exchange and reports and other information concerning TELUS can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York, 10005.

Prospective investors should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement. The Company has not authorized anyone to provide prospective investors with different or additional information. The Company is not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement is accurate as of any date other than the date on the front of this Prospectus or the applicable Prospectus Supplement.

REFERENCE TO CURRENCY

Unless the context otherwise requires, all references herein to currency are references to Canadian dollars. For Securities issued in other than Canadian currency, potential purchasers should be aware that foreign exchange fluctuations are likely to occur from time to time and that the Company does not make any representation with respect to currency values from time to time. Investors should consult their own advisors with respect to the potential risk of currency fluctuations.

FORWARD-LOOKING STATEMENTS

This Prospectus, together with the documents incorporated by reference herein and therein, contain statements about expected future events and financial and operating results of TELUS that are forward-looking. By their nature, forward-looking statements require the Company to make assumptions, and forward-looking statements are subject to inherent risks and uncertainties. There is significant risk that assumptions, predictions and other forward-looking statements will not prove to be accurate. Readers are cautioned not to place undue reliance on forward-looking statements as a number of factors could cause actual future results, conditions, actions or events to differ materially from the targets, expectations, estimates or intentions expressed. Except as required by law, the Company disclaims any intention or obligation to update or revise any forward-looking statements, and reserves the right to change, at any time at its sole discretion, its current practice of updating annual targets and guidance. Annual targets, revised guidance and related assumptions for 2009 are described in Section 9: Annual guidance for 2009 of the Company’s Management’s Discussion and Analysis of financial results for the three-month and six-month periods ended June 30, 2009.

Factors that could cause actual results to differ materially include, but are not limited to:

Competition (including more active price competition and the likelihood of new wireless competitors beginning to offer services in late 2009 and into 2010 as a result of the 2008 advanced wireless services (AWS) spectrum auction); economic growth and fluctuations (including the global credit crisis and economic recession in Canada, and pension performance, funding and expenses); capital expenditure levels (increasing in 2009 and potentially in future years due to the Company’s fourth generation (4G) wireless deployment strategy and any new Industry Canada wireless spectrum auctions); financing and debt requirements (including ability to carry out refinancing activities and fund share repurchases); tax matters (including acceleration or deferral of required payments of significant amounts of cash taxes); human resource developments; business integrations and internal reorganizations (including ability to successfully implement cost reduction initiatives); technology (including reliance on systems and information technology, broadband and wireless technology options, choice of suppliers and suppliers’ ability to maintain and service their product lines, expected technology and evolution path and transition to 4G technology, expected future benefits and performance of high-speed packet access (HSPA)/long-term evolution (LTE) wireless technology, successful implementation of the network build and sharing arrangement with Bell Canada to achieve cost efficiencies and reduce deployment risks, successful deployment and operation of new wireless networks and successful introduction of new products, services and supporting systems); regulatory approvals and developments (including interpretation and application of tower sharing and roaming rules, the design and impact of future spectrum auctions, the review of new media and Internet traffic management practices, new regulatory charges to broadcast distribution undertakings (BDUs) to compensate broadcasters for local signals, and possible changes to foreign ownership restrictions); process risks (including conversion of legacy systems and billing system integrations, and implementation of large complex enterprise deals that may be adversely impacted by available resources and degree of cooperation from other service providers); health, safety and environmental developments; litigation and legal matters; business continuity events (including manmade and natural threats); any future acquisitions or divestitures; and other risk factors discussed herein or listed from time to time in TELUS’ reports and public disclosure documents including its annual report, annual information form, financial statements, Management’s Discussion and Analysis, and other filings with securities commissions in Canada (on SEDAR at www.sedar.com) and in its filings in the United States, including Form 40-F (on EDGAR at www.sec.gov).

TELUS CORPORATION

TELUS was incorporated under the Company Act (British Columbia) (the “BC Company Act”) on October 26, 1998 under the name BCT.TELUS Communications Inc. (“BCT”). On January 31, 1999, pursuant to a court-approved plan of arrangement under the Canada Business Corporations Act among BCT, BC TELECOM Inc. (“BC TELECOM”) and the former Alberta based TELUS Corporation (“TC”), BCT acquired all of the shares of each of BC TELECOM and TC in exchange for common shares and non-voting shares of BCT and BC TELECOM was dissolved. On May 3, 2000, BCT changed its name to TELUS Corporation and in February 2005, the Company transitioned under the Business Corporations Act (British Columbia), successor to the BC Company Act. TELUS maintains its registered office at Floor 21, 3777 Kingsway, Burnaby, British Columbia, V5H 3Z7 and its executive office at Floor 8, 555 Robson Street, Vancouver, British Columbia, V6B 3K9.

TELUS is a leading national telecommunications company in Canada, offering a wide range of wireline and wireless communications products and services including data, voice and entertainment.

USE OF PROCEEDS

Except as may otherwise be set forth in a Prospectus Supplement, the net proceeds to be received by the Company from the issue and sale from time to time of Securities will be added to the general funds of the Company to be used to repay existing indebtedness of TELUS, to fund capital expenditures and for other general corporate purposes. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

EARNINGS COVERAGE RATIOS

For the 12-month periods ended December 31, 2008 and June 30, 2009, the Company’s consolidated earnings before income taxes and gross interest expense was $2,035 million and $1,965 million, respectively. Gross interest expense for each of these 12-month periods was $468 million and $470 million, respectively. The earnings coverage ratio refers to the ratio of (i) consolidated earnings before income taxes and gross interest expense and (ii) gross interest expense. The following earnings coverage ratios were calculated on a consolidated basis for the 12-month periods ended December 31, 2008 and June 30, 2009:

	December 31, 2008	June 30, 2009

Earnings coverage on long-term debt obligations	4.3 times	4.2 times

The earnings coverage ratios set out above do not give effect to any offering of Securities pursuant to this Prospectus or to any other change in indebtedness not reflected in the financial statements of the Company for the 12-month periods ended December 31, 2008 and June 30, 2009. Long-term debt includes the current portion of long-term debt. The earnings coverage ratio for the 12-month period ended June 30, 2009 is based on unaudited financial information. These ratios do not purport to be indicative of earnings coverage ratios for any future periods.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of Debt Securities sets forth certain general terms and provisions of Debt Securities in respect of which a Prospectus Supplement will be filed. The particular terms and provisions of Debt Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement filed in respect of such Debt Securities.

Debt Securities will be issued under an indenture dated May 22, 2001 (the “Trust Indenture”) between the Company and Computershare Trust Company of Canada (the “Trustee”), as supplemented by supplemental indentures applicable to specific Debt Securities (the “Indenture”). The following summary of certain provisions of the Trust Indenture does not purport to be complete and is qualified in its entirety by reference to the Trust Indenture and any applicable supplemental indentures. All capitalized terms are as defined in the Trust Indenture (unless otherwise defined herein).

General

The Trust Indenture provides that Debt Securities may be issued thereunder from time to time in one or more series. Specific terms and conditions which apply to such series will be set out in a supplement to the Trust Indenture. The Debt Securities will be direct, unconditional and, unless otherwise indicated in the relevant Prospectus Supplement, unsecured obligations of the Company. As of August 13, 2009, $2,480 million principal amount of Canadian dollar-denominated Debt Securities and US$2,229 million principal amount of US dollar-denominated Debt Securities are outstanding under the Trust Indenture.

The Prospectus Supplement relating to the particular Debt Securities offered thereby will describe the terms of such Debt Securities, including, where applicable:

(i)	the designation, aggregate principal amount and denominations of such Debt Securities;

(ii)	the price at which such Debt Securities will be issued or whether such Debt Securities will be issued on a non-fixed price basis;

(iii)	the date or dates on which such Debt Securities will mature and the portion (if less than all of the principal amount) of such Debt Securities to be payable upon declaration of an acceleration of maturity;

(iv)	the currency or currencies in which such Debt Securities are being sold and in which the principal of (and premium, if any), and interest, if any, on, such Debt Securities will be payable, whether the holder of any such Debt Securities or the Company may elect the currency in which payments thereon are to be made and if so, the manner of such election;

(v)	whether the Debt Securities of such series are interest bearing and, in the case of interest bearing Debt Securities, the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any;

(vi)	the date from which interest on such Debt Securities, whether payable in cash, in kind, or in shares, will accrue, the date or dates on which such interest will be payable and the date on which payment of such interest will commence;

(vii)	the dates on which and the price or prices at which such Debt Securities will, pursuant to any required repayment provisions, or may, pursuant to any repurchase or redemption provisions, be repurchased, redeemed or repaid and the other terms and provisions of any such optional repurchase or redemption or required repayment;

(viii)	any special provisions for the payment of additional interest with respect to such Debt Securities;

(ix)	any additional covenants included for the benefit of holders of such Debt Securities;

(x)	the general terms or provisions, if any, pursuant to which such Debt Securities are to be guaranteed or secured;

(xi)	any additional events of default provided with respect to such Debt Securities;

(xii)	any exchange on which Debt Securities of a series will be listed;

(xiii)	terms for any conversion or exchange into other securities;

(xiv)	subordination terms, if any, of the Debt Securities of such series;

(xv)	any special tax implications of or any special tax provision, or indemnities relating to Debt Securities of such series; and

(xvi)	any other terms of such Debt Securities.

Payment

Unless otherwise specified in the applicable Prospectus Supplement, payment of principal of (and premium, if any on) Debt Securities will be made in the designated currency against surrender of such Debt Securities at the office of the Trustee in Toronto. Unless otherwise indicated in the Prospectus Supplement related thereto, payment of any instalment of interest on Debt Securities will be made to the Person (as defined below) in whose name such Debt Security is registered immediately prior to the close of business on the record date for such interest by electronic funds transfer.

Negative Pledge

The Trust Indenture contains provisions to the effect that the Company will not, nor will it permit any Restricted Subsidiary (as defined below) to, create or assume any Lien (as defined below) upon any present or future Principal Property (as defined below), or any Property (as defined below) which, together with any other Property subject to Liens in the same transaction or a series of related transactions, would in the aggregate constitute a Principal Property, of the Company or any Restricted Subsidiary, to secure Indebtedness (as defined below) of the Company or a Restricted Subsidiary unless the Debt Securities, other than Debt Securities which by their terms do not have the benefit of the Negative Pledge (together with, if the Company shall so determine, any other Indebtedness of the Company or any Restricted Subsidiary ranking at least equally with the Debt Securities then existing or thereafter created), shall be concurrently secured equally and ratably with (or prior to) such other Indebtedness so long as such Lien is outstanding.

The restrictions set forth above shall not apply to “Permitted Liens”, which are defined in the Trust Indenture to include:

(i)	with respect to any series of Debt Securities, Liens existing on the Closing Date (as defined below) for such series;

(ii)	Liens on any Property of any Person existing at the time such Person becomes a Restricted Subsidiary, or at the time such Person amalgamates or merges with the Company or a Restricted Subsidiary, which Liens are not created in contemplation of such Person becoming a Restricted Subsidiary or effecting such amalgamation or merger;

(iii)	Liens on any Property existing at the time such Property is acquired by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of such Property upon the acquisition of such Property by the Company or a Restricted Subsidiary or to secure any Indebtedness incurred prior to, at the time of, or within 270 days after, the later of the date of acquisition of such Property and the date such Property is placed in service, for the purpose of financing all or any part of the purchase price thereof, or Liens to secure any Indebtedness incurred for the purpose of financing the cost to the Company or a Restricted Subsidiary of improvements to such acquired Property or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the Property subject to such Liens;

(iv)	Liens securing any Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

(v)	Liens on Property of the Company or a Restricted Subsidiary securing indebtedness or other obligations issued by Canada or the United States of America or any state or any department, agency or instrumentality or political subdivision of Canada or the United States of America or any state, or by any other country or any political subdivision of any other country, for the purpose of financing all or any part of the purchase price of, or, in the case of real property, the cost of construction on or improvement of, any property or assets subject to the Liens, including Liens incurred in connection with pollution control, industrial revenue or similar financings;

(vi)	Liens securing any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Permitted Lien pursuant to the Trust Indenture; provided, however, that such new Lien is limited to the Property which was subject to the prior Lien immediately before such extension, renewal or replacement, and provided, further, that the principal amount of Indebtedness secured by the prior Lien immediately prior to such extension, renewal or replacement is not increased;

(vii)	any other Liens not otherwise qualifying as a Permitted Lien provided that, at the applicable time, the aggregate principal amount of the Indebtedness secured by all such other Liens, when added to the Attributable Debt determined at such time of the then outstanding Unrestricted Sale and Lease-Back Transactions (as defined below) to which the Company or a Restricted Subsidiary is a party, does not exceed 15% of the then applicable Consolidated Net Tangible Assets (as defined below);

(viii)	any interest or title of a lessor in the property subject to any capitalized lease or operating lease; and

(ix)	any other Liens identified in the Prospectus Supplement relating to the series of Debt Securities issued.

Limitation on Sale and Lease-Back Transactions

Neither the Company nor any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (as defined below), except for:

(i)	any Sale and Lease-Back Transaction constituting a Permitted Lien under the Trust Indenture (other than clause (vii) or (viii)) in the previous section; or

(ii)	any Sale and Lease-Back Transaction that is not otherwise permitted under clause (i) above or (iii) below, and in respect of which the Company or such Restricted Subsidiary would be entitled, in the manner described under “Negative Pledge” above, to incur Indebtedness secured by a Lien on the applicable Property at least equal in amount to the Attributable Debt in respect of such Sale and Lease-Back Transaction without equally and ratably securing the Debt Securities (any Sale and Lease-Back Transaction entered into in compliance with this paragraph being an “Unrestricted Sale and Lease-Back Transaction”); or

(iii)	any Sale and Lease-Back Transaction if the Company or such Restricted Subsidiary shall apply or cause to be applied, in the case of such sale or transfer for cash, an amount equal to the greater of the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction or the net proceeds of such Sale and Lease-Back Transaction and, in the case of such sale or transfer otherwise than for cash, an amount equal to the fair market value of the Principal Property sold or transferred and leased back pursuant to such Sale and Lease-Back Transaction, to (a) the retirement (other than any mandatory retirement), within 180 days after the effective date of such Sale and Lease-Back Transaction, of Indebtedness of the Company (which may but need not include any Debt Securities) ranking on a parity with, or prior to, such Debt Securities and owing to a Person other than the Company or any Affiliate of the Company, or (b) the purchase, construction or improvement of real property or personal property used by the Company or its Restricted Subsidiaries in the ordinary course of business.

Modification of the Trust Indenture

With certain exceptions, the Trust Indenture, the rights and obligations of the Company and the rights of the holders of a particular series of Debt Securities may be modified by the Company with the consent of the holders of not less than a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting; but no such modification may be made which would: (i) reduce in any manner the amount of, or change the currency of payment of, or delay the time of any payments (whether of principal, premium, interest or otherwise); (ii) change the definition of or the manner of calculating amounts (including any change in the applicable rate or rates of interest) to which any holder is entitled; or (iii) reduce the above-stated percentage of Debt Securities of such series, in each case without the consent of the holder of each Debt Security of such series so affected or the consent of 100% of the principal amount of such the Debt Securities of such series voted at a duly constituted meeting.

Events of Default

The Trust Indenture provides that any one or more of the following events shall constitute an event of default with respect to any series of Debt Securities thereunder: (i) a default in the payment by the Company of the principal of (or premium, if any, on) any Debt Securities of such series when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, or in any obligation to repurchase Debt Securities of such series when required pursuant to the Indenture; (ii) a default in the payment by the Company of interest on any Debt Securities of such series when the same becomes due and payable, and such default continues for a period of 30 days; (iii) default by the Company in the performance of or breach of any other covenant or agreement of the Company with respect to such series of Debt Securities and such default or breach continues for a period of 60 days after written notice to the Company by the Trustee or the holders of 25% or more in aggregate principal amount of the outstanding Debt Securities of such series; (iv) if any representation or warranty made by the Company in relation to a series of Debt Securities was incorrect in any material respect when made and, if it is capable of being corrected, such misrepresentation is not corrected within 60 days after written notice to the Company by the Trustee or the holders of 25% or more in aggregate principal amount of the outstanding Debt Securities of such series; (v) any failure by the Company or any Subsidiary to pay when due or within any applicable grace period, any payment of Indebtedness of the Company or any Subsidiary in an aggregate principal amount in excess of US$75 million (or its equivalent in any other currency or currencies), or any default occurs in respect of any Indebtedness of the Company or any Subsidiary in respect of any series of Debt Securities having an aggregate principal amount exceeding US$75 million (or its equivalent in any other currency or currencies) after the expiration of any applicable grace period, if such default has resulted in such Indebtedness in excess of such aggregate principal amount becoming due prior to its stated maturity; (vi) a distress, attachment, execution or other similar legal process for any amount exceeding US$75 million (or its equivalent in any other currency or currencies) is levied or enforced against any part of the Property of the Company or any Subsidiary and is not paid out, satisfied or withdrawn within 60 days of the date of such levy or enforcement; or (vii) certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary. The Company is required to file with the Trustee an annual officers’ certificate as to the absence of certain defaults under the Trust Indenture.

The Trust Indenture provides that if an event of default (other than an event of default specified in clause (vii) above in relation to the Company) shall occur and be continuing with respect to a series of Debt Securities issued thereunder, the Trustee may in its discretion and shall upon request of the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series declare the principal of, together with accrued interest on, all Debt Securities of such series to be due and payable. In certain cases, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may on behalf of the holders of all such Debt Securities waive any past default or event of default and rescind and annul any such declaration and its consequences.

The Trust Indenture further provides that if an event of default specified in clause (vii) above in relation to the Company occurs, the principal of and any accrued interest on the Debt Securities then outstanding shall become immediately due and payable; provided however that at any time after an automatic acceleration with respect to the Debt Securities has been made, the holders of a majority in aggregate principal amount of such series of Debt Securities or a majority in principal amount of such series voted at a duly constituted meeting may, under certain circumstances, rescind and annul such acceleration and its consequences.

The Trust Indenture contains a provision entitling the Trustee, subject to its duty during a default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the Trust Indenture at the request of such holders. The Trust Indenture provides that no holder of Debt Securities of any series may pursue a remedy with respect to the Trust Indenture except in the case of failure of the Trustee to act.

Defeasance

Defeasance of Certain Obligations

If the supplement to the Trust Indenture provides, the Company may elect, with respect to any series of Debt Securities, either to be discharged from its obligations or to be released from its obligations to comply with the terms, provisions or conditions relating to the negative pledge, the restriction on Sale and Lease-Back Transactions, the restrictions on amalgamations described below, any other covenants or any event of default (other than its covenant to maintain its existence and pay the principal, (premium, if any), interest and other amounts on such series of Debt Securities). Following such election, the Company will be so discharged, provided: (i) the Company has, at least 91 days prior to such discharge becoming effective, irrevocably deposited with the Trustee, as specific security pledged for, and dedicated solely to, the due payment and ultimate satisfaction of all of its obligations under the Indenture with respect to the Debt Securities of the series affected, (a) funds in the currency or currencies in which such Debt Securities are payable, and/or (b) an amount of direct obligations of, or obligations the payment of principal of and interest, if any, on which are fully guaranteed by, the government that issued the currency or currencies in which Debt Securities of such series are payable, and that are not subject to prepayment, redemption or call, as will together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient (in the case of such obligations, through the payment of interest and principal thereunder) to pay (x) the principal of (and premium, if any) and interest and other amounts on the outstanding Debt Securities of the particular series on their stated due dates or maturity, as the case may be, and (y) any mandatory prepayments on the day on which such prepayments are due and payable; (ii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Debt Securities affected will not recognize income, gain or loss for Canadian federal income tax purposes as a result of such defeasance in respect of the Company’s obligations and will be subject to Canadian federal income tax on the same basis as if such defeasance had not occurred; (iii) such deposit will not result in a breach or violation of, or constitute a default under, the Trust Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound; (iv) no event of default with respect to the Debt Securities of such series or event that, with notice or lapse of time, would become such an event of default shall have occurred and be continuing on the date of such deposit; (v) if the Debt Securities affected are listed on any stock exchange or securities exchange, the Company shall have delivered to the Trustee an opinion of counsel to the effect that such deposit and defeasance will not cause such Debt Securities to be delisted; and (vi) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance have been satisfied.

Other Defeasance Arrangements

If so described in the Prospectus Supplement related to Debt Securities of a specific series, the Company may enter into certain other arrangements providing for the due payment and ultimate satisfaction of its obligations with respect to such series of Debt Securities by the deposit with the Trustee of funds or obligations of the type referred to under “—Defeasance of Certain Obligations”. The Prospectus Supplement will more fully describe the provisions, if any, relating thereto.

Amalgamation, Consolidation, Conveyance, Transfer or Lease

The Trust Indenture provides that the Company will not consolidate, merge or amalgamate with any other Person or effect any conveyance, sale, transfer or lease of its Property substantially as an entirety, unless, in such case: (i) the Person formed by such consolidation or amalgamation or with which the Company is merged (or the Person that leases or that acquires by conveyance, sale or transfer the Property of the Company substantially as an entirety) (such Person being referred to as the “Successor Corporation”) is a corporation organized and validly existing under the laws of Canada or any province thereof; (ii) the Successor Corporation shall expressly, by supplemental indenture, assume and become bound by the obligations of the Company under the terms of the Indenture; (iii) after giving effect to, such transaction, no default or event of default shall have occurred and be continuing under the Trust Indenture or in respect of the Debt Securities of any series; and (iv) the Successor Corporation delivers to the Trustee an officer’s certificate and legal opinion confirming that the foregoing conditions have been met.

Governing Law

The Trust Indenture is governed by, and construed in accordance with, the laws of the Province of Ontario.

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Attributable Debt” shall mean, in respect of a Sale and Lease-Back Transaction, at the time of determination, the Capital Lease Obligations under the Capital Lease resulting from such Sale and Lease-Back Transaction as reflected on the consolidated balance sheet of the Company. Attributable Debt may be reduced by the present value of the rental obligations, calculated on the same basis that any sublessee has for all or part of the same property.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with Canadian generally accepted accounting principles.

“Capital Lease Obligations” means indebtedness represented by obligations under a Capital Lease. The amount of indebtedness will be the capitalized amount of the obligations determined in accordance with Canadian generally accepted accounting principles consistently applied.

“Closing Date” means the date on which the Debt Securities are issued.

“Consolidated Net Tangible Assets” means the consolidated total assets of TELUS and its Subsidiaries as reflected in TELUS’ most recent consolidated balance sheet preceding the date of determination prepared in accordance with Canadian generally accepted accounting principles consistently applied, less (a) current liabilities, excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt and Capital Lease Obligations, and (b) goodwill, tradenames, trademarks, patents, minority interests of others, unamortized debt discount and expense and other similar intangible assets, excluding any investments in permits, licenses and the subscriber base.

“Indebtedness” means, with respect to any Person, (without duplication) (a) any liability of such Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit, or (2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation arising in connection with the acquisition of any businesses, properties or assets of any kind, other than a trade payable or a current liability arising in the ordinary course of business), or (3) for the payment of Capital Lease Obligations; (b) any liability of others described in the preceding clause (a) that the Person has guaranteed or that is otherwise its legal liability; (c) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) and (b) above; and (d) in the case of any Restricted Subsidiary, the aggregate amount at which any preference shares of such Restricted Subsidiary are redeemable or retractable at the option of the holder (excluding any such preference shares that are owned by the Company or any Restricted Subsidiary).

“Lien” means any mortgage, pledge, lien, security interest, charge or other encumbrance or preferential arrangement (including any conditional sale or other title retention agreement or lease in the nature thereof other than a title retention agreement in connection with the purchase of goods in the ordinary course of business which is outstanding for not more than 90 days).

“Person” means any natural person, corporation, firm, partnership, joint venture or other unincorporated association, trust, government or governmental authority and pronouns have a similar extended meaning.

“Principal Property” means at any time any Property which has a fair market value or a book value in excess of US$5 million (or its equivalent in any other currency or currencies).

“Property” means any asset, revenue or any other property or property right or interest, whether tangible or intangible, real or personal, including, without limitation, any right to receive income.

“Restricted Subsidiary” means (a) TELUS Communications Inc. and (b) at any time any other Subsidiary of TELUS, if at the end of the most recent fiscal quarter for which the Company has issued its financial statements, the total assets of such Subsidiary exceeds 10% of consolidated assets of TELUS and its Subsidiaries, determined in accordance with Canadian generally accepted accounting principles consistently applied, provided that Restricted Subsidiary shall not include any Subsidiary that is principally engaged in the wireless business or TELUS Québec Inc.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Company or any Restricted Subsidiary sells or transfers any Principal Property, or any Property which together with any other Property subject to the same transaction or series of related transactions would in the aggregate constitute a Principal Property, of the Company or such Restricted Subsidiary to any Person and leases back such Principal Property (or other Properties) by way of a Capital Lease Obligation but does not include (a) any Sale and Lease-Back Transaction between the Company and its Restricted Subsidiaries or between Restricted Subsidiaries, or (b) any Sale and Lease-Back Transaction where the term of the lease back is less than three years.

“Subsidiary” means any company or other business entity which the Company owns or controls (either directly or through one or more other Subsidiaries) more than 50% of the issued share capital or other ownership interest, in each case having ordinary voting power to elect directors, managers or trustees of such company or other business entity (whether or not capital stock or other ownership interest or any other class or classes shall or might have voting power upon the occurrence of any contingency).

DESCRIPTION OF SHARE CAPITAL

General

The following sets forth the terms and provisions of the existing capital of the Company. The particular terms and provisions of the Equity Securities offered by a Prospectus Supplement and the extent to which these general terms and provisions apply will be described in such Prospectus Supplement. The Company is authorized under its Notice of Articles to issue up to 1,000,000,000 shares of each class of first preferred shares (the “First Preferred Shares”), second preferred shares (the “Second Preferred Shares”), non-voting shares (the “Non-Voting Shares”) or common shares (the “Common Shares”). Certain of the rights and attributes of each class are described below.

First Preferred Shares

Shares Issuable in Series

The First Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the First Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The First Preferred Shares of each series shall rank on a parity with the First Preferred Shares of every other series with respect to dividends and return of capital and shall be entitled to a preference over the Second Preferred Shares and the Common Shares and Non-Voting Shares and over any other shares ranking junior to the First Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the First Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the First Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the First Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the First Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the First Preferred Shares duly called for that purpose.

Second Preferred Shares

Shares Issuable in Series

The Second Preferred Shares may be issued at any time or from time to time in one or more series. Before any shares of a series are issued, the Board of Directors of the Company shall fix the number of shares that will form such series and shall, subject to the limitations set out in the articles of the Company, determine the designation, rights, privileges, restrictions and conditions to be attached to the Second Preferred Shares of such series, except that no series shall be granted the right to vote at a general meeting of the shareholders of the Company or the right to be convertible or exchangeable for Common Shares, directly or indirectly.

Priority

The Second Preferred Shares of each series shall rank on a parity with the Second Preferred Shares of every other series with respect to dividends and return of capital and shall, subject to the prior rights of the holders of the First Preferred Shares, be entitled to a preference over the Common Shares and the Non-Voting Shares and over any other shares ranking junior to the Second Preferred Shares with respect to priority in payment of dividends and in the distribution of assets in the event of liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

Voting Rights

Except as required by law, holders of the Second Preferred Shares as a class shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of the Company, provided that the rights, privileges, restrictions and conditions attached to the Second Preferred Shares as a class may be added to, changed or removed only with the approval of the holders of the Second Preferred Shares given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by the holders of not less than two-thirds of the Second Preferred Shares then outstanding, or passed by an affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of the Second Preferred Shares duly called for that purpose.

Common Shares and Non-Voting Shares

Priority

The holders of Common Shares and Non-Voting Shares shall be entitled to participate equally with each other as to dividends and the Company shall pay dividends thereon, as and when declared by the Board of Directors of the Company out of monies properly applicable to the payment of dividends, in amounts per share and at the same time on all such Common Shares and Non-Voting Shares at the time outstanding as the Board of Directors of the Company may from time to time determine. In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs, all the property and assets of the Company which remain after payment to the holders of any shares ranking in priority to the Common Shares and Non-Voting Shares in respect of payment upon liquidation, dissolution or winding-up of all amounts attributed and properly payable to such holders of such other shares in the event of such liquidation, dissolution or winding-up or distribution, shall be paid and distributed equally, share for share, to the holders of the Common Shares and the Non-Voting Shares, without preference or distinction.

Voting Rights

The holders of the Common Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than separate meetings of the holders of shares of any other class of shares of the Company or any other series of shares of such other class of shares) and to vote at all such general meetings with each holder of Common Shares being entitled to one vote per Common Share held at all such meetings. The holders of Non-Voting Shares shall be entitled to receive notice of and to attend (in person or by proxy) and be heard at all general meetings of the shareholders of the Company (other than at separate meetings of the holders of shares of any other class of shares of the Company or of shares of any other series of shares of any such other class of shares other than the Common Shares) and shall be entitled to receive all notices of meetings, information circulars and other written information from the Company that the holders of Common Shares are entitled to receive from the Company but not to vote at such general meetings, unless otherwise required by law.

Anti-Dilution

Neither the Common Shares nor the Non-Voting Shares shall be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith the other class is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Non-Voting Share Conversion Rights

In the event an offer is made to purchase Common Shares that (i) must, by reason of applicable securities legislation or the requirements of a stock exchange on which the Common Shares are listed, be made to all or substantially all of the holders of Common Shares who are in a province of Canada to which the requirement applies, and (ii) is not made concurrently with an offer to purchase Non-Voting Shares that is identical to the offer to purchase Common Shares in terms of price per share and percentage of outstanding shares to be taken up exclusive of shares owned immediately prior to the offer by the Offeror (as defined in the articles of the Company), and in all other material respects, and that has no condition attached thereto other than the right not to take up and pay for shares tendered if no shares are purchased pursuant to the offer for Common Shares, then each outstanding Non-Voting Share shall be convertible into one fully paid and non-assessable Common Share at the option of the holder thereof exercisable during the period commencing on the eighth day after the date on which the offer to purchase Common Shares was made or deemed to be made and expiring on the expiry date of such offer.

If all of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction (each as defined below) are changed so that there is no restriction on any non-Canadians (as defined in the Telecommunications Regulations or the Broadcasting Direction, as applicable) holding Common Shares in the Company and no requirement that Canadians (as defined in the Radiocommunication Regulations) hold Common Shares in the

Company, a holder of one or more Non-Voting Shares shall have the right, at his or her option, at any time after the date of the last to change of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction; and prior to the closing of business 90 days thereafter (the “Regulatory Conversion Period”) to convert any one or more of such Non-Voting Shares into Common Shares on a one-for-one basis. If all of the Telecommunications Regulations, the Radiocommunication Regulations and the Broadcasting Direction are changed so that there is no restriction on any non-Canadians (as defined in the Telecommunications Regulations and the Broadcasting Direction, as applicable) holding Common Shares in the Company and no requirement that Canadians (as defined in the Radiocommunication Regulations) hold Common Shares in the Company and following the Regulatory Conversion Period there are Non-Voting Shares still outstanding, all holders of Non-Voting Shares shall be deemed to have exercised their right to convert the Non-Voting Shares held by them into Common Shares upon receipt by all of the holders of written notice by the Company stating that the Company is requiring all holders to convert their Non-Voting Shares to Common Shares on the date specified in such notice. “Telecommunications Regulations” mean the Canadian Telecommunication Common Carrier Ownership and Control Regulations made pursuant to the Telecommunications Act (Canada); “Radiocommunication Regulations” mean the Regulations respecting Radiocommunications, Radio Authorizations, Exemptions from Authorizations and the Operation of Radio Apparatus, Radio-Sensitive Equipment and Interface Causing Equipment, P.C. 1996 — 1679 5 November, 1996, as amended or replaced from time to time, whether by statute, regulation, direction or by any other form of legislative instrument, and includes any licences under the Radiocommunication Act (Canada) held by entities controlled (as defined in the foregoing Regulations) by the Company; and “Broadcasting Direction” means the Direction to the Canadian Radio-television and Telecommunications Commission (Ineligibility of Non-Canadians) P.C. 1997 — 486 8 April 1997, as amended from time to time and any replacement direction or regulation under the Broadcasting Act (Canada) or any other form of legislative instrument, with respect thereto.

Common Share Conversion Right

The Company shall provide notice to each holder of Common Shares at least 10 days before the record date in respect of each general meeting of shareholders of the Company at which the holders of the Non-Voting Shares will be entitled to vote as a class. In such event and to the extent that, after taking into account the conversion, the class of persons, each of whom is a non-Canadian as defined in the Telecommunications Regulations or the Broadcasting Direction, or is not a Canadian as defined in the Radiocommunication Regulations (the “Constrained Class”), would continue to hold no more than the maximum number of Common Shares that may be owned and controlled by persons in the Constrained Class in accordance with the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Directions, whichever is the lowest so that, when added to all other voting shares (as defined in the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Direction, as the case may be) owned or controlled by the Constrained Class, the Company will be and will continue to be a “qualified corporation” as defined in the Telecommunications Regulations, a corporation that is Canadian (as defined in the Radiocommunication Regulations) that controls (as defined in the Radiocommunication Regulations) a person or entity that holds licences under the Radiocommunication Act (Canada) and a corporation that is qualified under the Broadcasting Direction to be the parent of a corporation that is a “qualified corporation” as defined in the Broadcasting Direction, each outstanding Common Share shall be convertible into one Non-Voting Share on a one-for-one basis.

Ownership and Voting Restrictions

Non-Canadian shareholders shall not beneficially own or control, other than by way of security only, more than 33 1/3% (or such other percentage as may then be prescribed by the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Directions, whichever is the lowest percentage, as the percentage of voting shares that may be beneficially owned or controlled, by non-Canadians, in order for a corporation to be a “qualified corporation” as defined in the Telecommunications Regulations, a corporation that is Canadian (as defined in the Radiocommunication Regulations) that controls (as defined in the Radiocommunication Regulations) a person or entity that holds licences under the Radiocommunication Act (Canada) and a corporation that is qualified under the Broadcasting Direction to be the parent of a corporation that is a “qualified corporation” as defined in the Broadcasting Direction, provided that if no such percentage is prescribed the relevant percentage shall be deemed to be 100%) (the “Restricted Percentage”) of the issued and outstanding Common Shares of the Company (the “Non-Canadian Share Constraint”). In the event that it appears from the central securities register of the Company that, or in the event of a Directors’ determination (as provided for in the articles of the Company) that there is a contravention of the Non-Canadian Share Constraint: (a) the Company may pursuant to a Directors’ determination make a public announcement, whether by press release, newspaper advertisements or otherwise, reasonably expected to inform the markets in which voting shares are traded of the contravention; and (b) the Company may refuse to (i) accept any subscription for voting shares from any non-Canadian, (ii) issue any voting shares to any non-Canadian, (iii) register or otherwise recognize the transfer of any voting shares from any Canadian to any non-Canadian, or (iv) purchase or otherwise acquire any voting shares, except as provided in the articles of the Company.

In the event of a Directors’ determination that there is a contravention of the Non-Canadian Share Constraint and that to do so would be practicable and would not be unfairly prejudicial to, and would not unfairly disregard the interests of, persons beneficially owning or controlling voting shares who are non-Canadians, the Company shall send a disposition notice to the registered holders of such of those voting shares as shall be chosen on the basis of inverse order of registration of all non-Canadians. The Company may, by Directors’ determination, suspend all rights of a shareholder to vote that would otherwise be attached to any voting shares beneficially owned, or controlled, by non-Canadians so that the proportion of the voting shares beneficially owned, or controlled, or considered by the Telecommunications Regulations, the Radiocommunication Regulations or the Broadcasting Direction to be beneficially owned, or controlled, by non-Canadians and with respect to which voting rights are not suspended is reduced to not more than the Restricted Percentage of the total issued and outstanding voting shares of the Company. Any disposition notice required to be sent to a registered holder of shares pursuant to the foregoing shall, among other things: (a) specify a date, which shall not be less than 60 days, after the date of the disposition notice, by which the excess voting shares are to be sold or otherwise disposed of or, if the Directors determine it to be in the interest of the Company to permit a conversion, converted into Non-Voting Shares; and (b) state that unless (i) the registered holder either sells or otherwise disposes of or converts the excess voting shares into Non-Voting Shares by the date specified in the disposition notice on a basis that does not result in any contravention of the Non-Canadian Share Constraint and provides to the Company written evidence satisfactory to the Company of such sale, other disposition or conversion, or (ii) provides written evidence satisfactory to the Company that no such sale, other disposition or conversion of excess voting shares is required, such default shall result in the consequence of suspension of voting rights and may result in a consequence of sale or conversion or repurchase or redemption and the disposition notice shall specify in reasonable detail the nature and timing of those consequences.

TELUS Rights Plan

TELUS adopted the Rights Plan in March 2000 and issued one right (a “Series A Right”) in respect of each Common Share outstanding as at such date and issued one right (a “Series B Right”) in respect of each Non-Voting Share outstanding as of such date. The Rights Plan has a term of 10 years subject to shareholder confirmation every three years. The Rights Plan was amended and confirmed as amended by the shareholders first in 2003 and again in 2005 and 2008. Each Series A Right, other than those held by an Acquiring Person (as defined in the Rights Plan) and certain of its related parties, entitles the holder in certain circumstances following the acquisition by an Acquiring Person of more than 20% of the voting shares of TELUS (otherwise than through the “Permitted Bid” requirements of the Rights Plan) to purchase from TELUS $320 worth of Common Shares for $160 (i.e., at a 50% discount). Each Series B Right, other than those held by an Acquiring Person (as defined in the Rights Plan) and certain of its related parties, entitles the holder in certain circumstances following the acquisition by an Acquiring Person of 20% or more of the voting shares of TELUS (otherwise than through the “Permitted Bid” requirements of the Rights Plan) to purchase from TELUS $320 worth of Non-Voting Shares for $160 (i.e., at a 50% discount).

DESCRIPTION OF WARRANTS

This section describes the general terms that will apply to any warrants (the “Warrants”) for the purchase of Equity Securities (the “Equity Warrants”) or for the purchase of Debt Securities (the “Debt Warrants”).

Warrants may be offered separately or together with Equity Securities or Debt Securities, as the case may be. Each series of Warrants will be issued under a separate Warrant agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The applicable Prospectus Supplement will include details of the Warrant agreements covering the Warrants being offered. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Equity Warrants

The particular terms of each issue of Equity Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(i)	the designation and aggregate number of Equity Warrants;

(ii)	the price at which the Equity Warrants will be offered;

(iii)	the currency or currencies in which the Equity Warrants will be offered;

(iv)	the designation and terms of the Equity Securities purchasable upon exercise of the Equity Warrants;

(v)	the date on which the right to exercise the Equity Warrants will commence and the date on which the right will expire;

(vi)	the number of Equity Securities that may be purchased upon exercise of each Equity Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Equity Warrant;

(vii)	the designation and terms of any securities with which the Equity Warrants will be offered, if any, and the number of the Equity Warrants that will be offered with each security;

(viii)	the date or dates, if any, on or after which the Equity Warrants and the related securities will be transferable separately;

(ix)	whether the Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions;

(x)	material United States and Canadian tax consequences of owning the Warrants; and

(xi)	any other material terms or conditions of the Warrants.

Debt Warrants

The particular terms of each issue of Debt Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(i)	the designation and aggregate number of Debt Warrants;

(ii)	the price at which the Debt Warrants will be offered;

(iii)	the currency or currencies in which the Debt Warrants will be offered;

(iv)	the aggregate principal amount, currency or currencies, denominations and terms of the series of Debt Securities that may be purchased upon exercise of the Debt Warrants;

(v)	the designation and terms of any securities with which the Debt Warrants are being offered, if any, and the number of the Debt Warrants that will be offered with each security;

(vi)	the date or dates, if any, on or after which the Debt Warrants and the related securities will be transferable separately;

(vii)	the principal amount of Debt Securities that may be purchased upon exercise of each Debt Warrant and the price at which and currency or currencies in which that principal amount of securities may be purchased upon exercise of each Debt Warrant;

(viii)	the date on which the right to exercise the Debt Warrants will commence and the date on which the right will expire;

(ix)	the minimum or maximum amount of Debt Warrants that may be exercised at any one time;

(x)	whether the Warrants will be subject to redemption or call, and, if so, the terms of such redemption or call provisions;

(xi)	material United States and Canadian tax consequences of owning the Debt Warrants; and

(xii)	any other material terms or conditions of the Debt Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS
AND SHARE PURCHASE OR EQUITY UNITS

The Company may issue share purchase contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of Equity Securities, at a future date or dates, or similar contracts issued on a “prepaid” basis (in each case, “Share Purchase Contracts”). The price per Equity Security and the number of Equity Securities may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Share Purchase Contracts. The Share Purchase Contracts will require either the share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may be issued separately or as part of units consisting of a Share Purchase Contract and Debt Securities or obligations of third parties (including U.S. treasury securities) (the “Share Purchase or Equity Units”), and may, or may not serve as collateral for a holder’s obligations. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts or Share Purchase or Equity Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts or Share Purchase or Equity Units. Material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase or Equity Units and the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement (unless otherwise provided with respect to a particular series of Debt Securities pursuant to the provisions of the Trust Indenture, as supplemented by a supplemental indenture). Other than in the case of book-entry only securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the Person making the request. If a Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

In the case of book-entry only securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

RISK FACTORS

Prospective investors in the Securities should consider carefully the matters set forth in the section entitled “Risks and risk management” in Management’s Discussion and Analysis of financial results in respect of the Company’s most recent annual audited financial statements and in Management’s Discussion and Analysis of financial results in respect of the Company’s unaudited interim financial statements filed thereafter, each of which is being incorporated by reference in this section.

PLAN OF DISTRIBUTION

The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

In connection with any offering of Securities, the underwriters or agents may, subject to applicable law, over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

Certain legal matters in connection with any offering hereunder will be passed upon by Bennett Jones LLP, Toronto, Ontario and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York for the Company. The partners and associates of such law firms as a group beneficially own, directly or indirectly, less than one percent of the outstanding securities of the Company.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser. Rights and remedies also may be available to purchasers under U.S. law; purchasers may wish to consult with a U.S. lawyer for particulars of these rights

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the Registration Statement of which this Prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of Deloitte & Touche LLP; Form F-X of the Company; Form F-X of Computershare Trust Company of Canada; powers of attorney from directors and officers of the Company; and the Indenture.

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS
Indemnification
     Sections 160 to 163 of the Business Corporations Act (British Columbia) (successor to the Company Act (British Columbia)) provide as follows:
     160  Subject to section 163, a company may do one or both of the following:
(a)	indemnify an eligible party against all eligible penalties to which the eligible party is or may be liable;

(b)	after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
     161  Subject to section 163, a company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party
(a)	has not been reimbursed for those expenses, and

(b)	is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.
     162 (1)  Subject to section 163 and subsection (2) of this section, a company may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.
     (2)  A company must not make the payments referred to in subsection (1) unless the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by section 163, the eligible party will repay the amounts advanced.
     163 (1)  A company must not indemnify an eligible party under section 160 (a) or pay the expenses of an eligible party under section 160 (b), 161 or 162 if any of the following circumstances apply:
(a)	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(b)	if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

(c)	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation, as the case may be;

(d)	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.
     (2)  If an eligible proceeding is brought against an eligible party by or on behalf of the company or by or on behalf of an associated corporation, the company must not do either of the following:
(a)	indemnify the eligible party under section 160 (a) in respect of the proceeding;

(b)	pay the expenses of the eligible party under section 160 (b), 161 or 162 in respect of the proceeding.
     Article 20 of the Articles of the Registrant provides as follows:
     “Indemnification
     20.1  Definitions
     In this Article 20:
     (1)  “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding;
     (2)  “eligible party” means a director or former director of the Company or any subsidiary of the Company, or an officer or former officer of the Company or any subsidiary of the Company;
     (3)  “eligible proceeding” means a proceeding, in which an eligible party or any of the heirs and legal personal representatives of the eligible party, by reason of the eligible party being or having been a director, former director, officer or former officer of the Company or its subsidiaries:
(a)	is or may be joined as a party; or

(b)	is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding;
     (4)  “expenses” has the meaning set out in the Business Corporations Act;
     (5)  “proceeding” includes a legal proceeding or investigative action, whether current, threatened, pending or completed; and
     (6)  “subsidiary” for this Article 20 includes any partnership or joint venture which is controlled, directly or indirectly by the Company.
     20.2  Mandatory Indemnification of Eligible Parties

     Subject to the Business Corporations Act, the Company must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and the Company must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible person is deemed to have contracted with the Company on the terms of the indemnity contained in this Article 20.2.
     20.3  Indemnification of Other Persons
     Subject to any restrictions in the Business Corporations Act, the Company may indemnify any person.
     20.4  Non-Compliance with Business Corporations Act
     The failure of an eligible party, or any other person to comply with the Business Corporations Act or these Articles does not invalidate any indemnity to which he or she is entitled under this Part.
     20.5  Company May Purchase Insurance
     The Company may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who:
     (1)  is or was a director, officer, employee or agent of the Company;
     (2)  is or was a director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company;
     (3)  at the request of the Company, is or was a director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; or
     (4)  at the request of the Company, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity;
against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.”
     To the extent permitted by law, the Company has entered into an indemnification agreement with its directors for liabilities incurred while performing their duties. The Company also maintains Directors’ & Officers’ Liability and Fiduciary Liability insurance which protect individual directors and officers and the Company against claims made, provided they acted in good faith on behalf of the Company, subject to policy restrictions.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Exhibits

Exhibit No.	Description

4.1**	Annual Information Form of the Company, dated March 13, 2009 (incorporated by reference to the Company’s Form 40-F filed on March 13, 2009)

4.2**
Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2008 and 2007, together with the auditor’s report thereon dated February 11, 2009 (incorporated by reference to the Company’s Form 40-F filed on March 13, 2009)

4.3**	Management’s Discussion and Analysis of Financial Results of the Company for the year ended December 31, 2008 (incorporated by reference to the Company’s Form 40-F filed on March 13, 2009)

4.4**
Information Circular of the Company, dated as of March 13, 2009, prepared in connection with the Company’s annual meeting held on May 7, 2009 (incorporated by reference to the Company’s Form 6-K filed on April 8, 2009)

4.5**
Unaudited Interim Consolidated Financial Statements of the Company as at June 30, 2009 and for the three and six month periods ended June 30, 2009 and June 30, 2008 (incorporated by reference to the Company’s Form 6-K filed on August 7, 2009)

4.6**	Management’s Discussion and Analysis of Financial Results of the Company for the period ended June 30, 2009 (incorporated by reference to the Company’s Form 6-K filed on August 7, 2009)

5.1*	Consent of Deloitte & Touche LLP

6*	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10)

7.1**	Form of Indenture (incorporated by reference to the Company’s Form F-10/A filed on May 22, 2001)

*	Filed herewith.

**	Incorporated by reference.

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking
     The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission Staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.
     Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Concurrently with the filing of this Registration Statement on Form F-10, Computershare Trust Company of Canada, as trustee under the indenture relating to the securities registered hereby, shall file with the Commission a written irrevocable consent and power of attorney on Form F-X.
     Any change to the name or address of the agent for service of the Registrant or the trustee will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Province of British Columbia, Country of Canada, on this 13th day of August, 2009.

TELUS CORPORATION
By:	/s/ Darren Entwistle
	Name:	Darren Entwistle
	Title:	President and Chief Executive Officer

By:	/s/ Robert G. McFarlane
	Name:	Robert G. McFarlane
	Title:	Executive Vice-President and Chief Financial Officer

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POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned officers, directors, and Authorized Representative in the United States of TELUS Corporation hereby constitutes and appoints Darren Entwistle, Robert G. McFarlane and Audrey T. Ho, or any of them (with full power to each of them to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to sign, execute and file any and all documents relating to this registration statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto the said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself or she herself might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Name	Title	Date

/s/ Darren Entwistle Darren Entwistle	Director, President and Chief Executive Officer (Principal Executive Officer)	August 13, 2009

/s/ Robert G. McFarlane Robert G. McFarlane	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2009

/s/ Brian A. Canfield Brian A. Canfield	Chairman	August 13, 2009

/s/ R.H. (Dick) Auchinleck R.H. (Dick) Auchinleck	Director	August 13, 2009

/s/ R. John Butler R. John Butler	Director	August 13, 2009

/s/ A. Charles Baillie A. Charles Baillie	Director	August 13, 2009

/s/ Micheline Bouchard Micheline Bouchard	Director	August 13, 2009

/s/ Pierre Y. Ducros Pierre Y. Ducros	Director	August 13, 2009

/s/ Ruston E.T. Goepel Ruston E.T. Goepel	Director	August 13, 2009

/s/ William A. MacKinnon William A. MacKinnon	Director	August 13, 2009

III-3

Name	Title	Date

/s/ John S. Lacey John S. Lacey	Director	August 13, 2009

/s/ Brian F. MacNeill Brian F. MacNeill	Director	August 13, 2009

/s/ Ronald P. Triffo Ronald P. Triffo	Director	August 13, 2009

/s/ Donald Woodley Donald Woodley	Director	August 13, 2009

III-4

AUTHORIZED REPRESENTATIVE
     Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the authorized representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in its capacity as the duly authorized representative of TELUS Corporation in the United States, in the State of Delaware, Country of the United States of America, on this 13th day of August, 2009.
/s/  Donald J. Puglisi

Name: Donald J. Puglisi

III-5

EXHIBIT INDEX

Exhibit No.	Description

4.1**	Annual Information Form of the Company, dated March 13, 2009 (incorporated by reference to the Company’s Form 40-F filed on March 13, 2009)

4.2**
Audited Consolidated Financial Statements of the Company, including the notes thereto, as at and for the years ended December 31, 2008 and 2007, together with the auditor’s report thereon dated February 11, 2009 (incorporated by reference to the Company’s Form 40-F filed on March 13, 2009)

4.3**	Management’s Discussion and Analysis of Financial Results of the Company for the year ended December 31, 2008 (incorporated by reference to the Company’s Form 40-F filed on March 13, 2009)

4.4**
Information Circular of the Company, dated as of March 13, 2009, prepared in connection with the Company’s annual meeting held on May 7, 2009 (incorporated by reference to the Company’s Form 6-K filed on April 8, 2009)

4.5**
Unaudited Interim Consolidated Financial Statements of the Company as at June 30, 2009 and for the three and six month periods ended June 30, 2009 and June 30, 2008 (incorporated by reference to the Company’s Form 6-K filed on August 7, 2009)

4.6**	Management’s Discussion and Analysis of Financial Results of the Company for the period ended June 30, 2009 (incorporated by reference to the Company’s Form 6-K filed on August 7, 2009)

5.1*	Consent of Deloitte & Touche LLP

6*	Powers of Attorney (contained on the signature pages of this Registration Statement on Form F-10)

7.1**	Form of Indenture (incorporated by reference to the Company’s Form F-10/A filed on May 22, 2001)

*	Filed herewith.

**	Incorporated by reference.

III-6